UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2019

ARC GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54226	59-3649554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1409 Kinsley Ave., Ste. 2 Orange Park, FL	32073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 741-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

General

On November 12, 2019, ARC Group, Inc. (the “Company”) appointed Joseph Dominiak, age 54, as its Chief Operating Officer. In connection therewith, on November 12, 2019, Richard W. Akam resigned as the Company’s Chief Operating Officer.

Mr. Dominiak most recently served as the Chief Operating Officer of Buffalo Wings & Rings, LLC, a club-level sports restaurant franchise, from February 2018 to November 2019. Prior to that, he served as the Executive of Operations and Managing Partner of Skyline Chili, Inc., a restaurant franchise, from April 2014 to February 2018, and served as the Senior Vice President of Company and Franchise Operations from April 2011 to April 2014. Earlier in his career, Mr. Dominiak served as the Chief Operating Officer of Camp Bow Wow Corporation, a national dog-boarding company, and Vice President of Operations and Chief Operating Officer of Miracle Restaurant Group, Inc., a national franchisee of Arby’s and Dunkin’ Donuts restaurants, and held senior roles at Yum Brands, Inc. Mr. Dominiak received a B.S. in Criminal Justice from Hilbert College, and received his Master of Business Administration from the University of Chicago’s Booth School of Business.

Employment Agreement

On November 6, 2019, the Company entered into an employment agreement with Mr. Dominiak to serve as the Chief Operating Officer of the Company. The employment agreement is for an initial term of three years with automatic one-year renewals thereafter unless earlier terminated or not renewed as provided therein. Under the terms of the agreement, Mr. Dominiak will be paid an initial annual base salary in the amount of $200,000. Beginning January 1, 2021, he will be eligible to receive increases in salary in the discretion of the Company’s board of directors. Mr. Dominiak will be eligible to receive annual bonuses on each anniversary of the Effective Date of up to 20% of his then current base salary in the discretion of the Company’s board of directors. The employment agreement contains customary confidentiality, non-competition and non-solicitation provisions in favor of the Company.

On November 12, 2019, pursuant to the terms of the employment agreement, the Company entered into a restricted stock award agreement with Mr. Dominiak under which the Company granted 100,000 shares of the Company’s common stock, $0.01 par value per share, to Mr. Dominiak. The shares vest in accordance with the following schedule: (i) 33,333 shares on November 12, 2020; (ii) 33,333 shares on November 12, 2021; and (iii) 33,334 shares on November 12, 2022. In the event the Company terminates the employment of Mr. Dominiak without “cause”, as such term is defined in Section 4(c) of the employment agreement, then all shares that would have vested within the following 12 months had the Executive continued to be employed by the Company during such period shall immediately vest in full. In the event Mr. Dominiak’s employment with the Company terminates by reason of death or “disability”, as such term is defined in Section 4(b) of the employment agreement, or if the Company terminates Mr. Dominiak’s employment for “cause”, as such term is defined in Section 4(c) of the employment agreement, or if Mr. Dominiak terminates his own employment with the Company, then any shares that have not yet vested shall be forfeited to the Company. In the event of certain “changes in control” as such term is defined in the Company’s 2014 Stock Incentive Plan adopted by the Company’s board of directors on June 16, 2014, all restrictions and conditions on any of the shares then outstanding shall automatically be deemed terminated or satisfied in full, as applicable, immediately prior to the consummation of the change in control event.

The foregoing description of the employment agreement and restricted stock award agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement and restricted stock award agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated November 6, 2019, by and between ARC Group, Inc. and Joseph Dominiak

10.2	Restricted Stock Award Agreement, dated November 12, 2019, by and between ARC Group, Inc. and Joseph Dominiak

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC GROUP, INC.

Dated: November 13, 2019	/s/ Alex Andre
Alex Andre
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated November 6, 2019, by and between ARC Group, Inc. and Joseph Dominiak

10.2	Restricted Stock Award Agreement, dated November 12, 2019, by and between ARC Group, Inc. and Joseph Dominiak